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                   DRESDNER RCM GLOBAL FUNDS, INC.
                       FOUR EMBARCADERO CENTER
                   SAN FRANCISCO, CALIFORNIA 94111


December 6, 2001

[Name]
[Address]

Dear [Name]:

     As described in the attached letter to its stockholders sent by Dresdner RCM Global Funds, Inc. ("DRCM"), DRCM, by means of a proxy for use at a Special Meeting of Shareholders, originally scheduled for December 5, 2001 and subsequently adjourned, has solicited the vote of stockholders of certain DRCM series (each, a "Fund") with respect to the proposals summarized below. Due to the large and diversified stockholder base of these Funds, DRCM has not yet obtained the requisite votes to approve the proposals. THEREFORE, WE ASK YOU TO CONSIDER CONTACTING YOUR CLIENTS WITH HOLDINGS IN THESE FUNDS TO ENCOURAGE THEM TO SEND IN THEIR PROXIES TO VOTE ON THE PROPOSALS DESCRIBED BELOW.

     As described in detail in a Proxy Statement dated October 24, 2001 (a copy of which will be supplied to you at your request), DRCM solicited the vote of stockholders of each Fund with respect to the following proposals: 1) a proposal to approve reorganizations of each Fund into a corresponding series of PIMCO
Funds: Multi-Manager Series, a Massachusetts business trust; 2) a proposal to approve a new Advisory Agreement between PIMCO Advisors L.P. ("PALP") and DRCM, on behalf of each Fund; 3) a proposal to approve a new Sub-Advisory Agreement between PALP and Dresdner RCM Global Investors LLC ("Dresdner RCM"), on behalf of each Fund; 4) with respect to the Dresdner RCM MidCap Fund and Dresdner RCM Small Cap Fund only, a proposal to amend the fundamental investment policy of each such Fund to remove the percentage limit on the value of portfolio securities available for lending; and 5) a proposal to approve a contingent Investment Management Agreement, Power of Attorney and Service Agreement with Dresdner RCM.

     The enclosed documents specify how a stockholder may vote by phone or via the internet, as well as by regular mail.

     Due to the diversified nature of the Funds' stockholder base and the approaching holiday season in which individual stockholders may be focused on matters other than their investments, we ask for your participation in encouraging stockholder response. Thank you in advance for your assistance.

                                              Very truly yours,

                                              /s/ Robert J. Goldstein

                                              Robert J. Goldstein
                                              PRESIDENT
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                         DRESDNER RCM GLOBAL FUNDS, INC.
                             FOUR EMBARCADERO CENTER
                         SAN FRANCISCO, CALIFORNIA 94111

Dear Stockholder:

     We have called a special meeting of stockholders of Dresdner RCM Global Funds, Inc. for several reasons described below. We hope you will give the enclosed material your immediate attention and, if you cannot attend in person, you will vote your proxy promptly.

RENEWAL OF ADVISORY AGREEMENTS

     Under federal law, the acquisition of Dresdner Bank AG by Allianz AG in July automatically terminated the Funds' management agreements with Dresdner RCM Global Investors ("Dresdner RCM"). Your Board of Directors has approved new management agreements for each Fund with the same terms as the previous agreements, and we are proposing that the stockholders approve the new agreements.

REORGANIZATION OF THE FUNDS

     The Board of Directors has approved the tax-free reorganization of each of the Funds into new portfolios of PIMCO Funds: Multi-Manager Series with the same objectives and strategies (the "New Funds"), and we are proposing that the stockholders approve the reorganizations. The PIMCO Funds are a larger fund family with a variety of other portfolios managed by well known and respected institutional advisers which, as a result of the Allianz transaction, are now affiliated with Dresdner RCM. The reorganizations will provide you with a number of advantages.

     WHAT STAYS THE SAME

     While the reorganizations will bring about a lot of changes, the fundamental characteristics of your Fund will stay the same.

     - YOUR FUND'S MANAGEMENT AND INVESTMENT OBJECTIVE REMAINS THE SAME. Following the reorganization, your New Fund will continue to be managed by Dresdner RCM, and will have the same investment objective and strategies.

     - FIRM COMMITMENT TO SHAREHOLDERS. Dresdner RCM and its affiliates remain committed to shareholders, in terms of fund performance, communications and service.

     WHAT THE REORGANIZATIONS CHANGE

     - A LARGER FUND FAMILY. You will be part of a fund family which will have approximately $80.2 billion in assets (based on current values). This increase in size should provide the Funds with more visibility and presence in the marketplace with the
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     potential to attract new assets, allowing for the possibility of greater portfolio diversification and lower portfolio transaction costs.

     - MORE FUNDS TO SELECT. We will be able to offer you over 45 additional funds - resulting in a broader choice of investments for shareholders looking to make free exchanges between funds or to diversify further a portfolio.

     - FIXED FEES. You will participate in the New Funds' "unified fee" structure that sets fixed advisory and administration fees in place of the current fluctuating expense ratios. In most cases, the New Funds will continue the expense cap arrangements currently in place for the Funds during the terms of those caps. Thereafter, total expense ratios for some New Funds will increase - but in most cases the expenses for the New Funds will be less than the corresponding existing Funds without the expense caps. And in each case, during the term of the relevant contracts the unified fee will allow shareholders to know up front how much their New Fund will be paying and will protect against rising expenses.

OTHER MATTERS.

     The Board of Directors has approved two other items we are proposing the stockholders approve. The stockholders of each Fund are being asked to approve the new forms of investment advisory and sub-advisory contracts that will be adopted by the corresponding New Fund. The stockholders of the MidCap Fund and Small Cap Fund are also being asked to approve amendment of the Fund's fundamental investment policy relating to lending, to remove the percentage limitation on the value of the Fund's portfolio securities available for lending.

YOUR VOTE IS IMPORTANT.

     After reviewing these matters, your Board of Directors approved these matters as in the best interests of Fund stockholders, as more fully described in the accompanying proxy statement. Now it is your turn to review the proposals for your Fund and vote.

     The meeting will be held at 11:00 a.m. Pacific time on December 5, 2001. It will be held at the offices of Dresdner RCM at the address above. If you are not able to attend the meeting, please use the enclosed proxy and envelope to cast your vote so you will be represented.

     Thank you in advance for your participation in this important event.

                                      Sincerely,

                                      /s/ Robert J. Goldstein

                                      Robert J. Goldstein
                                      PRESIDENT

     P.S. No matter how many shares you own, your timely vote is important. Please make the effort to complete, sign, date and mail the enclosed proxy promptly.
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                         PROXY AUTHORIZATION PROCEDURES

     You can authorize a proxy by mail, phone or internet.

     - To authorize a proxy by mail, sign and send us the Proxy card in the envelope provided to you with the Proxy Statement.

     -    To authorize a proxy by phone, call us toll-free at 888-897-9267.

     - To authorize a proxy electronically, visit our website at www.proxyvote.com

     If you authorize a proxy by phone or electronically, Dresdner RCM Global Funds, Inc. or its agent will use reasonable procedures (such as requiring an identification number) to verify the authenticity of the proxy authorization.